Exhibit 3.46

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

VALASSIS RELATIONSHIP MARKETING SYSTEMS, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY AGREEMENT (this “Agreement”) of VALASSIS RELATIONSHIP MARKETING SYSTEMS, LLC (the “Company”), dated as of February 27, 2007, is entered into by and between RELATIONSHIP MARKETING GROUP, INC., a Delaware corporation (“RMGI”), and VCI DIRECT MAIL, INC., a Delaware corporation (“VCIDM”, and together with RMGI and any other members admitted to the Company from time to time in accordance with the provisions of this Agreement, the “Members”).

RECITALS

WHEREAS, the Company was formed by filing its certification of formation pursuant to the provisions of the LLC Act on March 23, 2000; and

WHEREAS, the Members desire to amend and restate the limited liability company agreement of the Company pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows, to be effective as of the date first set forth above:

ARTICLE I

General Provisions

1.1. Formation of the Company. The Members, through the filing of the certificate of formation on March 23, 2000, have formed a limited liability company pursuant to and in accordance with the LLC Act and this Agreement.

1.2. Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of, VALASSIS RELATIONSHIP MARKETING SYSTEMS, LLC.

1.3. Principal Office. The address of the principal office of the Company shall be 6 Armstrong Road, 3rd floor, Shelton, Connecticut 06484, or at such other address as may be designated from time to time by the Managers.

1.4. Purpose. The Company is formed for the purpose of engaging in all lawful acts for which limited liability companies may be formed under the LLC Act. Subject to the provisions of this Agreement, the Company shall have the power to engage in any and all acts in furtherance of, or incidental or appurtenant to, such purposes.

1.5. Members. The Members of the Company shall be RMGI and VCIDM, and all other persons admitted as substitute or additional Members pursuant to this Agreement, as amended from time to time, in any such case, for so long as such person remains a Member.

1.6. Limitation on Liability of Members. Except to the extent required by the LLC Act or other applicable law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member shall have any personal liability for any such debt, obligation or liability of the Company solely by reason of being a Member. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the LLC Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

ARTICLE II

Capital Contributions; Membership Interests

2.1. Initial Capital Contributions. Each of the Members has contributed to the Company such cash or property as may be evidenced on the books and records of the Company. No Member shall have the right to demand a return of its Capital Contributions or the right to demand to receive property other than cash for its Membership Interest (as hereinafter defined).

2.2. Additional Capital Contributions.

(a) No Member shall be required to make any additional Capital Contribution to the Company unless the Board of Managers shall determine and the Members shall agree, that additional capital is required in connection with the business of the Company.

(b) All Capital Contributions made pursuant to this Section 2.2 shall be made in proportion to the Percentage of Membership Interests of the Members.

2.3. Interest. No Member shall receive any interest on any Capital Contribution to the Company unless the Members shall unanimously agree otherwise.

ARTICLE III

Capital Accounts; Allocations and Distributions

3.1. Taxation; Capital Accounts. It is the intention of the Members that the Company be classified as a partnership for purposes of federal and state income tax law. The Company shall elect such treatment to the extent permitted by applicable law. The Company shall establish and maintain a separate capital account (each, a “Capital Account”) for each Member in accordance with Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules set forth in Treasury Regulations § 1.704-l(b)(2)(iv). In the event the Gross Asset Values of Company Assets are adjusted pursuant to the definition of Gross Asset Value, the Managers shall cause Capital Accounts to be maintained consistent therewith and in accordance with applicable Treasury Regulations. The initial balance of each Member’s Capital Account shall be as set forth on the books and records of the Company.

3.2. Capital Account Deficit. No Member with a deficit in its Capital Account shall be obligated to restore such deficit balance or make a capital contribution to the Company solely by reason of such deficit. In addition, no allocation to any Member of any loss, whether attributable to depreciation or otherwise, shall create any asset of or obligation to the Company, even if such allocation reduces a Member’s Capital Account or creates or increases a deficit in such Member’s Capital Account; it is also the intent of the Members that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company. The obligations of the Members to make contributions pursuant to Article II above are for the exclusive benefit of the Company and not of any creditor of the Company; and no such creditor is intended as a third-party beneficiary of this Agreement nor shall any such creditor have any rights hereunder, including, but without limitation, the right to enforce any capital contribution obligations of the Members.

3.3. Allocation of Items.

(a) All Net Profits, Net Losses, deductions, credits and allowances for any Fiscal Year shall be allocated to the Members in proportion to their respective Percentages of Membership Interest.

(b) Notwithstanding the provisions of Section 3.3(a) above, any Net Profit or Net Loss shall be allocated among the Members as follows:

(i) First, as to Net Profits derived from items of income and gain other than those items of income and gain attributable to Capital Proceeds:

(A) First, such Net Profits shall be allocated to the Members, pro rata in accordance with their respective Percentage of Membership Interests, until the aggregate amount of Net Profits allocable under this Section 3.3(b)(i)(A) and Section 3.3(b)(ii)(A) is equal to the aggregate amount of Net Losses allocated to the Members pursuant to Section 3.3(b)(iii)(B);

(B) Second, the balance of any such Net Profits shall be allocated to the Members, pro rata in accordance with their respective Percentage of Membership Interests, until the aggregate amount of Net Profits allocable under this Section 3.3(b)(i)(B) and Section 3.3(b)(ii)(B) is equal to the aggregate amount of Net Losses allocated to the Initial Members pursuant to Section 3.3(b)(iii)(A);

(C) Thereafter, the balance of any such Net Profits shall be allocated among the Members in proportion to their respective Percentage of Membership Interests.

(ii) Thereafter, as to Net Profits derived from items of income and gain attributable to Capital Proceeds:

(A) First, such Net Profits shall be allocated to the Members, pro rata in accordance with their respective Percentage of Membership Interests, until the aggregate amount of Net Profits allocable under this Section 3.3(b)(ii)(A) and Section 3.3(b)(i)(A) is equal to the aggregate amount of Net Losses allocated to the Members pursuant to Section 3.3(b)(iii)(B);

(B) Second, the balance of any such Net Profits shall be allocated to the Members, pro rata in accordance with their respective Percentage of Membership Interests, until the aggregate amount of Net Profits allocable under this Section 3.3(b)(ii)(B) and Section 3.3(b)(i)(B) is equal to the aggregate amount of Net Losses allocated to the Members pursuant to Section 3.3(b)(iii)(A);

(C) Thereafter, the balance of any such Net Profits shall be allocated to the Members, pro rata in proportion to their respective Percentage of Membership Interests.

(iii) As to Net Losses:

(A) First, an amount of Net Losses equal to the aggregate positive balances (if any) in the Capital Accounts of all Members having positive Capital Account balances, as of the end of the Fiscal Year in question, after giving effect to all other allocations made under this Agreement with respect to such year and all distributions made during such year, shall be allocated to such Members in proportion to their positive Capital Account balances until such Capital Accounts shall have zero balances;

(B) Thereafter, the balance of any Net Losses shall be allocated among the Members in proportion to their respective Percentage of Membership Interests.

(c) Notwithstanding anything contained herein to the contrary, nonrecourse deductions, within the meaning of Treasury Regulations § 1.704-2(b)(1), and excess nonrecourse liabilities, within the meaning of Treasury Regulations § 1.752-3(a)(3), shall be allocated to the Members in proportion to their respective Percentages of Membership Interests.

(d) Notwithstanding anything to the contrary contained herein, the Agreement shall be deemed to contain (1) a “qualified income offset” provision, within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(d); and (2) a “minimum gain chargeback” provision, within the meaning of Treasury Regulations § 1.704-2(f), and there shall be allocations consistent with such provisions.

(e) Depreciation Recapture. To the extent permitted by the Code and the Treasury Regulations, allocations of depreciation recapture shall be made in the same manner as the allocation of depreciation deduction giving rise to such depreciation recapture.

(f) Tax Allocations. Except as provided in Section 3.3(g), for income tax purposes under the Code and the Treasury Regulations, each Company item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to the foregoing provisions of this Section 3.3.

(g) Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Company property is adjusted pursuant to Section (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. The Company shall use the “traditional method,” as set forth in Treasury Regulation Section 1.704-3(b), to account for any such variation.

(h) Curative Allocations. If the Members determine, after consultation with legal counsel or the certified public accountant for the Company, that the allocation of any item of Company income, gain, loss, deduction or credit is not specified in this Section 3.3 (an “unallocated item”), or that the allocation of any item of Company income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Members’ economic interests in the Company (a “misallocated item”), then the Members may allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests. No allocation of an unallocated item or reallocation of a misallocated item pursuant to the preceding sentence shall require the approval of the Members or an amendment of this Agreement.

(i) Acknowledgement. The Members acknowledge and are aware of the income tax consequences of the allocations made by this Section 3.3 and hereby agree to be bound by the provisions of this Section 3.3 in reporting their shares of Company income, gain, loss and deductions for federal, state and local income tax purposes.

3.4. Distributions of Net Cash Flow.

(a) The Board of Managers shall cause the Company to distribute quarterly or on such other basis as the Board of Managers shall agree, an amount equal to the Net Cash Flow generated by the Company during such quarter to the Members, pro rata in accordance with their respective Percentage of Membership Interests.

(b) Distributions of Net Cash Flow shall be made to the Members of record on the record date established by the Members for the distribution, without regard to the length of time the record holder has been such.

3.5. Distributions of Capital Proceeds. Capital Proceeds will be distributed as soon as practicable following their receipt by the Company, as follows to the Members, in proportion to their Net Capital Contributions, until their Net Capital Contributions are reduced to zero and, thereafter, the balance to the Members, pro rata in accordance with their respective Percentage of Membership Interests.

3.6. Withholding; Taxes with Respect to Members. The Company shall comply with withholding requirements under federal, state and local law and shall remit amounts withheld to and file required forms with the applicable jurisdictions. All amounts withheld from Company revenues or distributions by or for the Company pursuant to the Code or any provisions of any state or local law, and any taxes, fees or assessments levied upon the Company, shall be treated for purposes of this Article III as having been distributed to those Members who received tax credits with respect to the withheld amounts, or whose identity or status caused the withholding obligations, taxes, fees or assessments to be incurred. If the amount withheld was not withheld from the affected Member’s actual share of cash available for distribution, the Company may, at its option, (i) require the Member to reimburse the Company for such withholding or (ii) reduce any subsequent distributions by the amount of such withholding. Each Member agrees to furnish the Company with any representations and forms as the Company shall reasonably request to assist it in determining the extent of, and in fulfilling its, withholding obligations. As soon as practicable after becoming aware that any withholding requirement may apply to a Member, the Board of Managers shall advise the Member of such requirement and the anticipated effect hereof.

ARTICLE IV

Management and Related Matters

4.1. Powers and Authority of the Board of Managers.

(a) The business and affairs of the Company shall be managed by or under the direction of the Board of Managers. Except as limited herein, or otherwise provided in the LLC Act or under any other applicable laws, the Board of Managers shall have, and the Members hereby delegate to the Board of Managers, the right and power to carry out, exercise and implement the purposes of the Company, either directly or through officers, employees or agents of the Company. Specifically, but not by way of limitation, the Board of Managers shall be authorized in the name of and on behalf of the Company:

(i) To employ such agents, employees, managers, accountants, attorneys, consultants and other persons, including themselves, necessary or appropriate to carry on the business of the Company, whether or not such persons are affiliated with or related to any Member; and

(ii) To enter into agreements and engage in transactions in furtherance of the purposes of the Company set forth in Section 1.4 hereof.

(b) The Board of Managers shall consist of no less than two (2) individuals and no more than five (5) individuals, the precise number of which shall be determined by the Members and designated in writing. The Board of Managers shall be appointed and removed by the Members, as the Members deems necessary and desirable. The initial Board of Managers shall consist of two (2) individuals, and shall be Lorne Groe and Todd Wiseley.

(c) The Board of Managers may act only collectively and by resolution duly adopted. Individual Managers shall have only such authority and perform such duties as the Board may, from time to time, delegate to them, and shall have no authority to bind the Company except with respect to matters as to which such authority has been delegated to them. All actions to be taken by the Board of Managers shall be taken by vote of a majority of the Board of Managers then in office at a meeting or by written consent as provided in paragraph (d) below. Meetings of the Board of Managers may be called by any Manager in accordance with the provisions hereof; provided that meetings of the Board of Managers shall in any event take place quarterly. If action is to be taken at a meeting of the Board of Managers, notice of the time, date and place of the meeting shall be given to each Manager by an Officer or one of the Managers calling the meeting by personal delivery or fax sent to the business and home addresses of each Manager at least twenty-four (24) hours, but not more than thirty (30) days in advance of the meeting; however, no notice need be given to a Manager who waives notice before or after the meeting, or who attends the meeting without protesting at or before its commencement the inadequacy of notice to him. A Manager may also attend a meeting in person or by proxy, and may also participate in a meeting by means of conference telephone or similar communications equipment that permits all Managers present to hear each other. Each Manager shall be entitled to one (1) vote on all matters on which the Board of Managers is entitled to vote.

4.2. Quorum; Action Without a Meeting.

(a) At all meetings of the Board of Managers, a majority of the Board of Managers shall constitute a quorum for the transaction of any business and the act of a majority of Managers present at any meeting at which there is a quorum shall be the act of the Board of Managers. If a quorum shall not be present at any meeting of the Managers, any Manager may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(b) Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting, if all of the Managers consent thereto in writing,

and the writing or writings are filed with the minutes of proceedings of the Board of Managers. Any materials distributed to any Managers shall also be sent to all Managers at the same time. Written notice of any action taken by written consent of less than all Managers shall be given by such Managers to the other Managers as soon as practicable following the approval of the same.

(c) Unless otherwise specified herein, all decisions regarding the Company shall be made by agreement or consent of the Board of Managers.

4.3. Officers. The Board of Managers shall have the authority to appoint officers of the Company as they deem desirable to carry out the business of the Company. Such officers shall be responsible for the day-to-day administration of the business of the Company, subject to the direction and control of the Board of Managers, and shall have the responsibility and authority to implement the policies and decisions of the Members. The officers of the company shall be as follows:

(a) The Company shall have a General Manager, who shall initially be Todd Wiseley. The authority and duties of the General Manager shall include such powers and duties normally vested in the general manager of a business enterprise, including without limitation, management of the day to day operations of the Company and the authority to sign, individually and jointly, in the name and on behalf of the Company, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the business of the Company.

(b) The Company shall have a secretary, who shall initially be Lorne Groe. The authority and duties of the secretary shall include such powers and duties normally vested in the secretary of a business enterprise, including without limitation, the authority to sign, individually and jointly, in the name and on behalf of the Company, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the business of the Company.

(c) The Company shall have such other officers as may be determined by the Board of Managers and such officers shall have the powers and duties granted to them by the Board of Managers.

(d) Each officer shall serve in such capacity until he dies, resigns or is removed from office, which removal may be with or without cause upon a vote of Members holding at least 75% of the Percentage of Membership Interests.

4.4. Tax Matters Member. The Tax Matters Member, which shall have the same meaning as “tax matters partner” in Section 6231 of the Code, shall be RMGI.

4.5. Other Activities. The Managers and Members shall not be required to manage the Company as their sole and exclusive function and may have other business interests and may engage in other activities in addition to those relating to the Company, including the making or management of other investments. Without limitation on the generality of the foregoing, each Manager and Member recognizes that the other Managers and Members and their respective Affiliates each have an interest in investing in, operating, transferring, leasing and otherwise using real property and interests therein for profit, and engaging in any and all activities related or incidental thereto and that each will make other investments consistent with such interests. Neither the Company, any Manager nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to any other ventures or activities in which any Member, any Manager or its respective Affiliates is involved or to the income or proceeds derived therefrom, and the pursuit of other ventures and activities by each Manager or Member or their Affiliates, even if competitive with the business of the Company, is hereby consented to by all other Managers and Members and shall not be deemed wrongful or improper under this Agreement. No Member or its respective Affiliates shall be obligated to present any particular investment opportunity to the Company, even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and each Manager, Member and its respective Affiliates shall have the right to take for its own account, or to recommend to others, any such particular investment opportunity.

4.6. Exculpation. No Member or Manager, in his, her or its capacity as a member or manager, shall be personally liable to the Company or any Member or Manager for damages for any breach of duty in such capacity, except that if a judgment or other final adjudication adverse to him, her or it establishes that his, her or its acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he, she or it personally gained in fact a financial profit or other advantage to which he, she or it was not legally entitled or were otherwise of such a character that Delaware law would require that such amounts reimbursed or advanced to him, her or it may be repaid.

4.7. Indemnification. The Company shall indemnify and hold harmless any Member or Manager, his, her or its agents and successors from and against, and shall advance expenses to such persons with respect to, any and all costs, losses, liabilities, claims, damages and expenses paid, accrued or suffered by such person, including, but not limited to, any award, judgment, settlement, attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, in connection with the business of or arising out of such Member’s or Manager’s activities on behalf of the Company or in furtherance of the interests of the Company, to the fullest extent permitted by the LLC Act, except to the extent same is due to the gross negligence or willful misconduct of such Member or Manager.

ARTICLE V

Transfers of Membership Interests and Withdrawal

5.1. Assignments and Encumbrances Limited.

(a) Except as provided in this Article V, a Member may not sell, assign, transfer, exchange, mortgage, pledge, grant, hypothecate or otherwise transfer (including by operation of law) (any of the foregoing being hereinafter referred to as a “transfer”), in whole or in part, his, her or its Membership Interest without the prior written consent of the Members not then in default under this Agreement who hold at least 75% of the Percentage of Membership Interests.

(b) Any attempted transfer of a Membership Interest, or any part thereof, in violation of the provisions of Section 5.1(a) above shall be null and void and of no effect.

(c) Notwithstanding anything contained in this Agreement or the LLC Act to the contrary, in the event of the death or incapacity of a Member that is an individual, the Membership Interest may be transferable to such Member’s estate or member of his or her immediate family by will or by operation of law. In the absence of a written consent by all of the other Members, such transferee estate or immediate family member shall be entitled only to the transferor’s economic interest in the profits, losses and capital of the Company.

5.2. Withdrawal of a Member. No Member may withdraw from the Company in accordance with the LLC Act, and in the event of any withdrawal (regardless of whether permitted pursuant to this Agreement), no such withdrawal shall be permitted until a substitute member has been admitted to the Company in accordance with this Agreement.

5.3. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company, with the consent of the Members holding at least 75% of the Percentage of Membership Interests. Each additional Member shall be deemed to have agreed to and be bound by all the provisions of this Agreement.

ARTICLE VI

Dissolution and Winding Up of the Company

6.1. Events of Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a) The written consent of the Members holding at least 75% of the Percentage of Membership Interests; or

(b) Ninety (90) days after the date upon which the Company ceases to have at least one Member, unless at least one person or entity is admitted to the Company as a new Member during such ninety (90) day period; or

(c) The entry of a decree of judicial dissolution under Section 18-802 of the LLC Act.

The death, incapacity, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event which terminates the continued membership of any Member in the Company shall not cause a dissolution of the Company.

6.2. Procedure on Dissolution.

(a) Upon the dissolution and termination of the Company, a liquidating trustee (the “Liquidating Trustee”), which shall be selected by the Members and may be a Member, shall wind up the Company’s affairs and shall liquidate all of the assets of the Company in an orderly and expeditious manner. If the Company is dissolved while its business is in progress, the winding up of the affairs of the Company may include completion of performance under any contracts in existence on the date of dissolution. The Liquidating Trustee shall make an accounting to each Member of his capital account and of the financial results of the operations of the Company from the date of the last previous accounting to the date of dissolution.

(b) The proceeds of the liquidation shall be distributed by the Liquidating Trustee in the following manner:

(i) first, to the payments of the expenses of liquidation and the debts and obligations of the Company, excluding debts owing to the Members;

(ii) second, to creditors of the Company in accordance with the LLC Act;

(iii) third, to the establishment of any reserve which the Liquidating Trustee shall deem reasonably necessary for contingent or unforeseen liabilities;

(iv) fourth, to repayment of outstanding debts to Members; and

(v) thereafter, to the Members in accordance with their positive Capital Account balances after giving effect to all contributions, distributions, allocations and adjustments for all periods, including any adjustments made pursuant to the definition of Gross Asset Value, which distributions shall be made by the end of the Fiscal Year in which such liquidation occurs (or, if later, within 90 days after the date of such liquidation).

ARTICLE VII

Accounting; Reports to Members

7.1. Books and Records. True and correct books of account with respect to the operations of the Company shall be kept at such place as shall be designated by the Board of Managers. Any Member shall have the right to examine, or have his, her or its duly authorized representative examine, the books of account of the Company at reasonable times.

7.2. Banking. All funds of the Company shall be deposited in its name in such account or accounts as shall be designated by the Board of Managers. The funds in such accounts shall be used solely for the business of the Company. Withdrawals from, or checks drawn upon, such accounts shall require the signature of such persons as may be designated by the Board of Managers.

7.3. Fiscal Year. The fiscal year of the Company shall be the calendar year.

7.4. Reports. As soon as practicable after the end of each Fiscal Year, the Tax Matters Member shall furnish each Member with such information to enable such Member to file his, her or its federal income tax return and any required state income tax return.

ARTICLE VIII

Interpretive Provisions

8.1. Certain Definitions. The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters;

Affiliate: With respect to any referenced Person, any Person directly or indirectly controlling, controlled by, or under direct common control with the Person in question. As used herein, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Capital Contribution: The total amount of money and the fair market value (as determined by the Board of Managers) of other property contributed by each Member to the Company pursuant to the terms of this Agreement.

Capital Proceeds: The net proceeds received by the Company from, or attributable to, (i) any financing obtained by the Company after payment of the then-outstanding principal balance and accrued but unpaid interest on liabilities of the Company then payable pursuant to the terms thereof from the proceeds of such financing or refinancing; (ii) the sale, disposition or condemnation (other than a temporary taking) of all or substantially all of any Company Assets or the Company’s interest therein after payment of the then-outstanding principal balance and accrued but unpaid interest on liabilities of the Company then payable pursuant to the terms thereof; (iii) the receipt of title or fire and extended coverage insurance (but not including rental income insurance); and (iv) any reserves previously set aside from Capital Proceeds or Capital Contributions which are deemed available for distribution by the Managers. In furtherance and not in limitation of the foregoing, in the computation of Capital Proceeds, there shall be deducted the payment of all costs and other expenses related thereto and the payment of any capital expenditures or other expenses for which such proceeds are used and the satisfaction of any liabilities being refinanced or discharged and any other debts or liabilities of the Company for which the Board of Managers reasonably decide to use the same and the setting aside of any reserves therefrom reasonably deemed proper by the Board of Managers.

Company Assets: At any particular time, any interests, rights, assets or property (tangible or intangible, choate or inchoate, fixed or contingent) held or owned by the Company.

Depreciation means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that, if the Federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

Gross Asset Value: With respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the Company.

(b) The Gross Asset Values of all Company Assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, in a manner that is consistent with Code Section 7701(g), as of the following times: (1) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (2) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an interest in the Company; (3) the liquidation of the Company within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g); and (4) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by a new or existing Member acting in a capacity as Member or in anticipation of being a Member; provided, however, that the adjustments pursuant to Treasury clauses (1) and (2) above shall be made only if the Board of Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(c) The Gross Asset Value of any Company Asset distributed to any Member shall be the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution.

(d) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this (d) to the extent the Board of Managers determines that an adjustment pursuant to (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to (a), (b), or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

LLC Act: The Delaware Limited Liability Company Act as amended from time to time.

Managers: The Persons appointed by the Members from time-to-time to serve in such position on the Board of Managers.

Member(s): The Persons set forth in Section 1.5 of this Agreement.

Membership Interest or Interest: A Member’s Percentage of Membership Interest, right to distributions under Article III hereof, and any other rights which such Member has in the Company.

Net Capital Contributions: As to any Member on any day, the Member’s Capital Contributions adjusted as follows:

(a) Increased by the amount of any Company liabilities which, in connection with distributions pursuant to the terms hereof, are assumed by such Member or are secured by any Company Asset distributed to such Member, and

(b) Reduced by the amount of cash and the Gross Asset Value of any Company Asset distributed to such Member pursuant to Sections 3.4 and 3.5 hereof and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the adjusted Capital Contribution of the transferor to the extent it relates to the transferred interest in the Company.

Net Cash Flow: With respect to any calendar quarter or other accounting period designated by the Board of Managers, all cash receipts earned from the business operations of the Company and any other funds deemed available for distribution by the Board of Managers, including any amounts previously set aside as reserves or escrows, and excluding Capital Proceeds, less (i) expenses and expenditures payable therefrom including, without limitation, operating expenses, taxes, insurance premiums, debt service on loans, and (ii) any reserves deemed reasonably necessary by the Board of Managers.

Net Profits and Net Losses means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii) If the Gross Asset Value of any Company Asset is adjusted pursuant to the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(iv) Gain or loss resulting from any disposition of property (other than money) with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation hereof;

(vi) To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss; and

(vii) Notwithstanding any other provision of this definition of “Net Profits” and “Net Losses,” any items that are specially allocated pursuant to Section 3.3(c)-(h) hereof shall not be taken into account in computing Net Profits or Net Losses.

Percentage of Membership Interest: As to any Member, the percentage in the Company as determined in the proportion that such Member’s aggregate Capital Contributions to the Company bears to the aggregate Capital Contributions of all Members to the Company, as the same may be adjusted from time to time in accordance with this Agreement. The initial Percentage of Membership Interest of RMGI is 62.9%, and the initial Percentage of Membership Interest of VCIDM is 37.1%.

Person: Any individual, partnership, corporation, limited liability company, trust or other entity.

8.2. Rules of Construction. The following rules of construction shall apply to this Agreement:

(a) All section headings in this Agreement are for the convenience of reference only and are not intended to qualify the meaning of any section.

(b) All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require.

(c) Each provision of this Agreement shall be considered severable from the rest, and if any provision of this Agreement or its application to any Person or circumstances shall be held invalid and contrary to any existing or future law or unenforceable to any extent, the remainder of this Agreement and the application of any other provision to any Person or circumstances shall not be affected thereby and shall be interpreted and enforced to the greatest extent permitted by law so as to give effect to the original intent of the parties hereto.

(d) Unless otherwise specifically and expressly limited in the context, any reference herein to a decision, determination, act, action, exercise of a right, power or privilege, or other procedure by the Board of Managers shall mean and refer to the decision, determination, act, action, exercise or other procedure by the Board of Managers in their sole and absolute discretion.

ARTICLE IX

Miscellaneous

9.1. Waiver of Partition. The Members irrevocably waive any right of partition they may have with respect to the assets of the Company now existing or hereafter acquired.

9.2. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns.

9.3. No Waiver. The waiver by any Member of any matter provided herein shall be effective only if made in writing and signed by such Member.

9.4. Further Assurances. Each Member agrees to execute, acknowledge and deliver any and all further instruments and documents as the Members may determine to be necessary or desirable for the achievement of the purposes of this Agreement.

9.5. Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand, one (1) day after delivery to an overnight courier or three (3) days after being mailed, by registered or certified mail, postage prepaid, to the parties at the addresses set forth for such party on the signature page(s) hereof. Any party may change its address for receiving notices by giving written notice of such change in accordance with this Section.

9.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

9.7. Entire Agreement; No Oral Modifications. This Agreement sets forth the entire agreement and understanding of the Members and supersedes all prior agreements or understandings, whether oral or written, between the parties. This Agreement may only be amended by a writing signed by all Members.

9.8. Governing Law. This Agreement shall be governed by, and construed under, the LLC Act and the laws of the State of Delaware (without reference to conflicts of laws principles). All rights and remedies arising under this Agreement or otherwise with respect to the Managers, Members and the Company shall be governed by said laws.